SUBSIDIARIES

     1. e-Auction Global Trading Inc. (Barbados), a Barbados corporation, wholly-owned by the Company

     2. Aucxis Corp. (Canada), a Canadian corporation, wholly-owned by e-Auction Global Trading Inc. (Barbados)

     3.   Aucxis Corp., a Belgium Company, wholly-owned by the Company

     4. Schelfhout Computer Systemen N.V., a Belgium corporation, wholly-owned by Aucxis Corp. (Belgium)

     5. SDL Invest N.V., a Belgian corporation incorporated March 22, 2000, in which the Company has a 9% ownership interest.

     6. v-Wholesaler N.V. (a holding company), wholly-owned by the Company, which holding company has a 100% ownership interest in Kwatrobox B.V., which in turn includes 100% of Palm Veilingsystemenn b.v., 100% of Nieaf Systems b.v., 100% of Automatiseringsbureau and 80% pf Palm b.v. Scoop Software b.v.

     7.   i-Three Inc., wholly-owned by the Company

     8. Aucxis Ltd., a company publicly traded on the Australian Stock Exchange, in which the Company has a 48.2% ownership interest